ARTIST RECORDING AGREEMENT

     AGREEMENT made this 8th day of JANUARY, 2001, , by and between BODYGUARD RECORDS.COM. Inc. (herein called "Company") and QUIET RIOT individually known as FRANKIE BANALI, KEVIN DUBROW, CARLOS CAVAZO & RUDY SARZO (herein called "Artist") for the tendering of personal services in connection with the production of Commercial Sound Records. The Artist's obligations under this Agreement are joint and several. All references to "Artist" includes all members of the group inclusively and each member individually, unless specified.

1. THE AGREEMENT

Company hereby engages Artist's exclusive personal services as a recording artist in connection with the production of commercial sound recordings. Artist hereby accepts such engagement and agrees to render such services exclusively for Company during the term hereof. "Commercial sound recordings" "record(s)" or "album(s)" will be defined in this Agreement as compact discs, cassettes, or any other pre-recorded music technology now known, or not yet known.

2. TERM & SCOPE

The Term of this Agreement shall be for the commercial release of one album, featuring ten (10) songs. The Scope of this Agreement is the Universe. The Length of this Agreement will be eighteen (18) months from delivery of the Masters and artwork to the Company. If the record is selling respectully, both Parties may mutually agree to continue to promote and support the release for an additional six (6) months.

3. RECORDING & EXCLUSIVITY

During the term of this Agreement, Artist will, at mutually convenient times, come to and perform at the Company's recording studio or at a separate unrelated studio, mutually agreed upon by Artist and Company for the purpose of recording songs. During the term of this Agreement, Artist will not perform, for the purpose of making records, for anyone other than Company: Artist will not authorize or permit the use of Artist's name, likeness, or other identification for the purpose of distributing, selling, advertising, or exploiting new, original songs for anyone other than BODYGUARD RECORDS.COM. Furthermore, Artist shall make no other new sound recording available to the public, in its entirety, via the Internet, either as a free Download or via Streaming, without Company's prior written consent. The individual members of Quiet Riot are free and clear to participate in recording sessions as side men on projects of their choosing.

4. RIGHTS OF THE COMPANY

In consideration of this Agreement and without further payment than as herein provided for Artist, Artist grants to the Company, its associates, subsidiaries and nominees (1) the right to manufacture, advertise, sell, lease, license or otherwise use or dispose of in any or all fields of use, throughout the world, or to refrain therefrom, throughout the world or any part thereof, records embodying the performances to be recorded hereunder, upon such terms and conditions as the Company may approve; (2) the right to use your name and Artist approved photographs if desired, in connection with the exploitation of said records; and (3) all rights in and to the master tapes and records, and the use and control thereof; upon which are reproduced the performances to be recorded hereunder.

5-A. ARTIST ROYALTIES/TRADITIONAL COMPACT DISCS/ RETAIL SALES

The Company will pay the Artist for the rights granted herein and the services to be rendered hereunder by Artist a royalty of forty percent (40%) of Company's Gross Income for each "Quiet Riot" Traditional, Compact Disc manufactured and "Sold" via RETAIL outlets throughout the world by the Company or its


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associates or subsidiaries, after recoupment, as defined in this Agreement.
"Sold" WILL be defined as "payment has been received by Company and Company's account has been credited."

5-B. ARTIST ROYALTIES / TRADITIONAL COMPACT DISCS / COMPANY'S MAIL ORDER DEPARTMENT

The Company will pay the Artist for the rights granted herein and the services to be rendered hereunder by Artist a royalty of fifty percent (50%) of Company's Gross Income for each "Quiet Riot" Traditional, Compact Disc manufactured and "Sold" via Company's "MAIL ORDER" DEPARTMENT. after recoupment, as defined in this Agreement. "Sold" will be defined as "payment has been received by Company and Company's account has been credited." (This clause applies only if domestic mail order sales, from the Company directly to consumers, is allowed by the U.S. distributor.)

6. ARTIST ROYALTIES / DERIVED FROM CONSUMER PAID DIGITAL DOWNLOADS

The Company will pay the Artist for the rights granted herein and the services to be rendered hereunder by Artist a royalty of fifty percent (50%) of Company's Gross Income for each "Quiet Riot" full length record Sold via Internet Digital Download, throughout the world by the Company or its associates or subsidiaries, after recoupment, as defined in this Agreement. "Sold" will be defined as "payment has been received by Company and Company's account has been credited."

7. FREE DOWNLOADS The Company may at some point, elect to allow consumers an opportunity to digitally download one Artist approved song, in part or in whole by the Artist for free, as part of a promotional campaign. No compensation shall be paid to Artist for any free digital downloads. Digital Phonorecord Delivery shall be defined in this Agreement as the transmission from a web site of a sound recording saved as a computer file, using compression techniques, downloaded in its entirety from a web site, directly over the Internet, to the home computer of a consumer.

8. VIDEO TINE L DVD RELEASES

If Company and Artist should mutually choose to film, manufacture and commercially release a VHS video tape, DVD, or other audio/visual medium now known or not yet known, featuring the Artist, Artist will be paid a royalty of fifty percent (50%) of Company's Gross Income for each "Quiet Riot" audio/visual unit sold. Any connected expenses are to be advanced by the Company, and shall be recoupable at fifty percent (50%).

9. FOREIGN LICENSING DEALS - ROYALTIES

The Company will pay the Artist for the rights granted herein and the services to be rendered hereunto by Artist a royalty of fifty percent (50%) of Company's Gross Income for each, "Quiet Riot" Traditional, Compact Disc manufactured and "Sold" via Foreign Licensing Agreements that Company will attempt to enter into, regarding Artist's new record, after recoupment, as defined in this Agreement. "Sold" will be defined as "payment has been received by Company and Company's account has been credited."

10. FOREIGN LICENSING DIALS - ADVANCES

If any cash advances against future royalties are secured by Company in a Foreign Licensing Agreement, regarding Artists's Bodyguard Records.com release, the Artist will receive forty percent (40%) of said Advance from Company within seven (7) business days of the funds clearing from the foreign entity (or entities.)

11. FOREIGN CURRENCY/EXCHANGE RATES

All royalties earned from foreign markets outside of the U.S. will be computed in the national currency of the country to which the retail selling price so elected applies, and will be paid to Artist in U.S. currency at the same rate of exchange as Company is paid. In the scope of this Agreement, Foreign will be defined as "any country other than the United States of America." If Company cannot secure a foreign licensing agreement for Artist within four (4) months from the date the record is commercially released in the United States, the rights to shop this record abroad will revert back to the Artist and eliminate the Company's participation in any foreign licensing agreements that the Artist may be able to secure.


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12. MUSIC PUBLISHI_NQ Quiet Riot (Artist) will continue to retain one hundred percent (100%) of it's music publishing.

13. MECHANICAL ROYALTIES

The royalty paid to Artist after recoupment shall be inclusive of any mechanical royalties and any other fees to which artist may be entitled. Royalties earned by the Artist via traditional compact disc sales or via Digital Download will be "All In" and will include any and all mechanical royalties. The royalty scale covered in Clauses 5-A, 5-B, 6, 7, 8 & 9 of this Agreement shall be deemed to have satisfied any mechanical license fee obligations.

14. RECOUPIMENT

Recoupment will be defined in this Agreement as "when the Company is fully "paid back" for all Artist approved expenditures that were incurred on behalf of Artist." All expenses must be submitted and approved in advance by Trauma Music, Ltd., on behalf of Quiet Riot. Recoupable items will be defined in Clauses 17, 18 and 19 of this Agreement.

15. ROYALTY EXEMPTIONS

No royalties will be paid to Artist on records given away for promotional purposes to fan club contest winners, disc jockeys, magazines, newspapers, radio stations and television outlets, etc. Company will limit the number of promotional copies to 200. Company will provide an additional 50 promotional records to the Artist for their own personal needs. Artist will not receive royalties on any records that are returned from a distributor for any reason, including poor sales or records damaged in shipping, which are no longer deemed fit for sale to the public. Said returns regarding records damaged to the point of being unfit for sale to the public shall be made available to the Artist upon Artist's written request. If Artist desires to have said records shipped to them, Artist will pay for all shipping expenses. Due to space limitations, Company will only hold said damaged records for thirty (30) days, after which Company may dispose of in any manner, said records, if Artist does not request them.

16. PAYMENT OF ROYALTIES Payment of accrued royalties shall be made from Company to Artist based on the payment schedule of Company's United States Distributor. If Company is paid Quarterly royalties from the Distributor, Artist wilt be paid Quarterly royalties from the Company. If Company is paid Semi-Annual royalties from the Distributor, Artist will be paid Semi-Annual royalties from the Company. Company is more than willing to present to Artist for inspection a copy of the Company's domestic and foreign distribution agreement(s), once said agreements) is/are executed. A copy of statements of accounting issued to the Company, from the Distributor(s), whether quarterly or Semi Annually, shall be sent to the Artist within ten (10) days of receipt by the Company. Company will pay each band member directly once recoupment has been achieved. Royalties will be based upon one hundred percent (100%) of sales, after recoupment.

17. RETURNS

The Company, however, shall have the right to deduct from the amount of any statements, or accounts of royalties due, the amount of royalties previously paid to Artist for records subsequently returned, either as defective or on an exchange proposition from a distributor(s.) In the event that product is returned to the Company, Artist will require written proof of such items returned. Furthermore, royalties will not be paid to Artist until the Company has been fully recouped.

18. RECOUPABLE EXPENSES

Recoupable expenses will include all recording studio expenses and fees, studio expenses and fees relating to the mixing of the record, mastering services, graphic art design and layout, compact disc manufacturing, photography, studio tape, DATs, cassettes, recordable compact discs, studio rental equipment (if necessary) and cash advances or financial compensation of any kind.




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19. TRAVEL AND ACCOMODATIONS WHILE RECORDING IN LOS ANGELES

Any and all of John Rollo's travel, accomodation and ground transportation expenses must be pre-approved, in advance by Trauma Music, Ltd., since these are Artist recoupable expenses. A daily food per diem of forty ($40.00) dollars will also be provided to Mr. Rollo by the Company also as a recoupable cost.

20. OBJECTIONS TO A ROYALLY STATEMENT

If Artist objects to a particular royalty statement, Artist may, at any time within one ( I ) year after the royalty statement is submitted to Artist, notify Company in writing, via U.S. Mail of Artist's intentions to examine the books and records of Company. Artist must inform Company specifically what is being questioned. Artist may hire at his or her own expense a Certified Public Accountant (CPA) to assist in the auditing process. The examination will take place at the Company's office, during regular business hours, within thirty (30) days of receiving the request from Artist. Company will present the books and records which are necessary to verify the accuracy of the information in the royalty statement that Artist is questioning. Company shall have no obligation to produce said books and records more than once with respect to each statement rendered to Artist, nor more than once in any calendar year. If Artist's CPA-guided examination indeed discovers an error regarding the royalty statement in question, Company will be responsible to pay Artist's CPA fees within fourteen (14) days of Company being notified of the accounting error. The financial ceiling for the CPA reimbursement from the Company to the Artist will be two-thousand, five hundred ($2500) dollars. Any CPA/audit fees beyond that will be the responsibility of the Artist.

21. ARTIST'S OBLIGATIONS

The Artist hereby warrants that Artist has no oral or written obligations contracts, or agreements of whatever nature entered into prior to the signing of this Agreement which are now in force and binding and which would in any way interfere with carrying out this Agreement to its full intent and purpose. The Artist also warrants that Artist is under no disability, restriction or prohibition with respect to Artist's right to execute this Agreement.

22. ADDITIONAL WARRANTIES The Artist also hereby warrants:

A) That no materials submitted by Artist will violate any law, or violate or infringe upon the rights of any person, including, without limitation, contractual rights, intellectual property rights, publicity and privacy rights and the rights against libel, defamation and slander.

B) That the Master Sound Recording was not recorded within the jurisdiction of any collective bargaining agreement, including without limitation, the American Federation of Musicians and the American Federation of Television and Radio Artists, and if recorded within such jurisdiction, Artist shall be responsible for all Union Agreement mandated fees resulting from the recording or uses permitted to the Company under this Agreement.

C) That the use of Artist's name(s), likenesses and biographies shall not infringe upon the rights of any person or entity, and that Artist has conducted or caused to be conducted a professional trademark search to ensure the availability of the name(s.)

D) Artist shall be solely responsible for all royalties payable to any outside songwriters and/or outside music publishers whose material may be recorded by Artist and released by Company. (If the Artist uses material written by outside songwriters.)

23. RIGHTS AND OWNERSHIP REGARDING THE MASTER TAMS

Artist acknowledges that Company is the sole and exclusive owner of all Masters Tapes. Said ownership entitles Company to:


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A) The exclusive ownership of all duplicates of the masters and records manufactured therefrom and the right to use and control the same and the performances embodied therein.

B) The exclusive right throughout the world to manufacture, advertise, sell, lease, license, synchronize with any medium, or otherwise use or dispose of masters and compact discs manufactured from or embodying all or any part of the contents of the masters, or to refrain therefrom, in any and all fields of use throughout the world upon such terms and conditions as Company may determine, including the use of the songs in audio or audiovisual commercial advertisements, motion picture films, television, radio or to synchronize with visual images in any form and by any method now or hereafter known. Any fees paid to the Company for the use of the musical compositions recorded for this album with regard to the mediums mentioned in Clause 23, subsection B, shall cause the Company to pay the Artist a fifty percent (50%) royalty from such income.

C) The perpetual right to use and publish and to permit others to use and publish the names (including any professional names heretofore adopted), likenesses of and biographical material concerning Artist and all of the performers who recorded the masters, for advertising and trade purposes in connection with the sate and exploitation of the masters and compact discs produced from the masters, or to refrain therefrom.

D) The right to release records manufactured from the masters under the name of BODYGUARD RECORDS.COM or any other such trade name or mark as Company may elect. Artist also understands that the Company may Assign this Agreement to another Party, without needing the consent of the Artist. Company may only assign this Agreement if the Third Party receiving said assignment wilt honor the terms and royalty schedule found throughout this Agreement. The Artist cannot assign its rights and obligations under this Agreement to another Party.

E) The right to sell and exploit records manufactured from the masters on which performances by other artists are coupled and to sell compact discs manufactured from the masters in albums, which albums may contain pictures, prose and verse and records embodying performances of other artists. All original royalty splits between Company and Artist, as contemplated in this Agreement will apply.

F) Company's ownership and rights with respect to the masters shall extend to all tapes and other physical devices embodying performances made at recording sessions held pursuant to the terms of this Agreement.

G) Company shall have the exclusive right to use and license others to use any artwork created by Company in connection with compact discs, singles and twelve inch (12") singles manufactured from masters delivered hereunder in connection with merchandise of any sort. Artist will however retain the ownership in the artwork and photography associated with this record. Artist will allow the Company to use said artwork and photography according to the terms found throughout this Agreement. Any fees paid to the Company for the use of the artwork designed for this album with regard to the mediums mentioned in Clause 23, subsection G, shall cause the Company to pay the Artist a fifty percent (50%) royalty from such income.

H) Company shall have the unlimited, exclusive rights, throughout the universe to publicly perform or to permit the public performance of the Master Sound Recording by means of radio broadcast, cable transmission, satellite transmission, television broadcast or any other method now or hereafter known, including, without limitation, digital downloading or streaming media delivery. Any fees paid to the Company for the use of the musical compositions recorded for this album with regard to the mediums mentioned in Clause 23, subsection H, shall cause the Company to pay the Artist a fifty percent (50%) royalty from such income.

I) Company hereby declares ownership of the Sound Recording copyrights. This is to be distinguished from the copyrights in the underlying musical compositions recorded by the Artist. Artist shall at all times retain the ownership of the Copyrights in the recorded original compositions, as embodied in the above Master Sound Recordings) contemplated in this Agreement.


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24. ARTIST AVAILABILITY TO COMPA= From time to time at Company's request, and at a time that is mutually acceptable by both Parties, for promotional and marketing related endeavors, the Company may ask the Artist to:

A) Appear for photography, artwork and similar reasons, in connection with the packaging of this release.

B) Appear for interviews with representatives from newspapers, magazines, radio stations, etc.

C) Artist will notify Company regarding Artist's performance and availability schedule. Artist WILL be available for personal appearances on radio and television and elsewhere, and to record interviews, spot announcements and trailers, all for the purpose of advertising, promoting, publicizing and exploiting compact discs hereunder and for other general public relations and promotional purposes related to the record business of Company, or its subsidiary and related companies.

D) Artist shall not be entitled to any compensation from Company for such services. Company will however pay for reasonable Artist approved air travel and accommodation expenses, which when incurred in this capacity, will be non recoupable by the Company, against the Artist.

E) Artist hereby grants to Company the permission to videotape a portion of the recording sessions, of which said footage would be used for promotional purposes only, on the Company's web site, if at all. Artist would also film a brief Interview at that time for similar promotional purposes. Artist has the right to approve all footage before Company may release said footage to the public, of which approval will not be unreasonably withheld by Artist.

F) At least one member of Quiet Riot will also participate in one Internet "Chat" within eighteen (18) months from when the Artist delivered the Master and artwork to the Company. Each "chat" session shall not be more than one (I) hour in duration. The time, date and location for the chats will be mutually agreed upon by both Parties, with neither Party acting unreasonably in the selection of a time and date.

25. ARTIST MERCHANDISE At the Artist's request, Company would be interested in partnering in the manufacturing, promotion and selling of Artist's official Merchandise. Such an alliance would allow the Company to use and license others to use any materials created by or furnished by the Company and any materials paid for, in whole or in part, by Company, in connection with Artist Merchandise of any sort. Company shall pay to Artist fifty (50%) percent of all net receipts received by Company in respect of any such merchandise uses. (Such as the sale of T-Shirts, tour books, hats, keychains, posters, jackets, etc.) As used, herein, net receipts shall mean gross receipts less all expenses incurred by Company in connection therewith and any third party payments, such as payments to copyright proprietors, vendors, manufacturers and/or distributors. If Artist elects to work with Company regarding official Artist Merchandise, a separate agreement can be negotiated in the future. Company will not participate in any Artist Merchanside paid for and sold by the Artist at live concert engagements throughtout the world. Any and all merchandise must be approved by the Artist before manufacturing begins, from concept to design to quality to final manufacturing. Any contemplated merchandise agreements will only be eighteen ( l8) months in length, from the date Artist delivered the Master and artwork to the Company.

26. ARTIST IMPAIRMENT If Artist's ability to perform as vocalists or musicians should be materially impaired, for a period of sixty (60) days, or if Artist should fail, refuse or neglect to comply with any of their obligations hereunder, then, and in addition to any other rights or remedies which Company may have, Company may elect to terminate this Agreement by notice in writing and shall thereby be relieved of any liability.

27. CONTINUING RIGHTS No termination of this Agreement (whether by Artist or Company) shall in any way limit or curtail any of Company's rights, title, interest or privileges to or in connection with any of the results and proceeds of the


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Company's and/or the Artist's endeavors under this Agreement, or any rights or privileges of the Company which continue after the term of this Agreement.

28. REFUSAL OR FAILURE OF THE ARTIST

If any member of Artist refuses, neglects or fails to perform with the other members) of Artist hereunder, Company may, by notice in writing to Artist, terminate the term of this Agreement or the engagement of the members) of Artist who so refuses, neglects or fails to perform. The members) of Artist whose engagement is terminated shall not use the Artist's professional name in any commercial, musical or artistic endeavor. Artist's professional name shall be and remain the property of the members) of Artist whose engagement is not terminated.

29. LEAVING MEMBER

Due to the brief duration of this Agreement, (one record/eighteen months,) a "Leaving Member" clause will not be a part of this Agreement. .

30. SAMPLING

No Sampling. Artist agrees that the Master Sound Recording shall not be made by or include any Sampling. ("Sampling" will be defined in this Agreement as the use and reproduction of any pre-existing musical material.)

31. SYNCHRONIZATION LICENSES

Artist hereby authorizes Company to acts as Artist's non-exclusive representation to negotiate on Artist's behalf synchronization licenses of Artist's songs covered by this Agreement for use in film and television.

Company shall use good faith efforts when negotiating each third party film or television license deal to ensure that synchronization license fees obtained on Artist's behalf shall be fair and reasonable according to industry standards. No deals in this arena may be executed without Artist's prior written consent.

32. INJUNCTIVE RELIEF In this Agreement, Artist acknowledges and agrees that Artist's services in the music industry are of a special, unique, unusual; extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in an action at law and that a breach of Artist's obligations under this Agreement will cause irreparable injury and damage to Company, entitling Company to injunctive and other equitable relief.

33. INDEMNIFICATION

Artist agrees to indemnify Company against, and hold Company harmless from, any and all claims, liabilities, causes of action, damages, expenses, costs of defenses (including reasonable attorney's fees and court costs.) Artist agrees that Company may withhold money otherwise due Artist hereunder in amounts reasonably related to such claims) if such claims) are reduced to a final judgment by a court of competent jurisdiction. (No funds may be withheld until the court announces a decision in favor of the Company.)

34. INDEPENDENT CONTRACTOR

The relationship between Company and Artist hereunder shall at all times be that of independent contractor; and nothing contained herein shall render or constitute the parties joint venturers, partners or agents of each other. Neither party shall have the right to execute any contract, or incur any obligation for which the other may be liable, or otherwise bind the other; and neither party shall be liable for any representation, act or omission of the other. This Agreement is made for the sole benefit and protection of the parties hereto and not for the benefit of any third party. No person or entity not a party to this Agreement shall have any right of action hereunder.

35. MATERIAL BREACH & ASSIGNMENT

No failure by Company to perform any of its material obligations under this Agreement shall be deemed a material breach of this Agreement until Artist has given Company written notice of such breach and such breach has not been corrected within thirty (30) days after the giving of such notice.


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36. RELEASE FROM ROSTER

If Artist does not sell ten-thousand (10,000) compact discs and/or digital downloads within twelve (12) months from the date said record is commercially released, Company has the option to release Artist from this Agreement, and "drop" Artist from the Company roster. Company has of course, the option to continue marketing and promoting the Artist for a longer period if Company so desires. If Company elects to release or "drop" Artist based on the language of this Clause (36), Artist is immediately free to enter into a recording agreement with another party, company or entity. Company will honor all financial considerations and payments contemplated in this Agreeement, until the records are all removed from the shelves at retail and Company ceases to receive royalties from their distributor(s).

37. NEW JERSEY LAW / PREVAILING PARTY

This Agreement shall be deemed to have been made in the State of New Jersey and its validity, construction, breach, performance and operation shall be governed by the laws of the State of New Jersey applicable to contracts made and to be performed in the State of New Jersey. Should either Party institute legal suit or action for enforcement of any obligation contained in the Agreement, it is agreed that the Venue of such suit or action shall be in the County of Monmouth, State of New Jersey. The prevailing party in any suit or action between the Parties regarding the Terms of this Agreement, will be entitled to reimbursement of all reasonable attorney's fees and court costs from the non-prevailing Party. Reimbursement must be made within thirty (30) days of the dispute being resolved, by a court of competent jurisdiction.

38. LIMITATION OF LIABILITY

Except as set forth in Clause 33 regarding Indemnification, in no event shall either Party be liable to other the other Party for any incidental, consequential, special, or punitive damages arising out of this Agreement, or its termination. For example, if a member of Quiet Riot were to punch someone after a concert and the individual who was assaulted files suit against the Artist and names the Company as a Party to that suit, the Artist would Indemnify and hold harmless the Company, from any actions committed by the Artist.

39. DISCLAIMER

Artist understands that Company is a new independent record company with limited resources. The Artist's expectations must remain aware of those potential limitations. The Company will act in good faith in all areas, including its efforts to promote and market the Artist's record covered by this Agreement. Since the Company handles all promotion and marketing campaigns "in-house," a dollar figure cannot be adequately placed on the Company's intended efforts. An advertising/direct marketing budget featuring a minimum of five-thousand ($5000) dollars will be wisely utilized by the Company.

40. NOTICES All Notices and requests shall be in writing and shall be sent by a recognized overnight courier such as the U.S. Postal Service, Federal Express or United Parcel Service. Notices shall be deemed received by signing for receipt of delivery when sent by overnight courier. Notices shall be sent to the Parties at the address set forth in the signature block found below.

41. ADDITIONAL TERMS A) Company will provide Artist with a maximum MASTERING Budget of one thousand dollars ($1000) -The Parties will mutually choose the Mastering Lab for this record.

B) Company will provide Artist with a maximum GRAPHIC ART & , DESIAN Budget of one thousandfive hundred dollars ($1500) - The Parties will mutually choose the Graphic Artist for this record.

C) Company will provide Artist with a maximum PHOTOGRAPHY Budget of one thousand dollars ($1000) -The Parties will mutually choose the Photographer for this record.

D) Artist will have the right to approve the final mixed and mastered record before compact disc manufacturing begins, with such approval not being unreasonably withheld.


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E) If Company becomes insolvent or files for Federal Bankruptcy Protection or ceases operations, ownership of the Masters, as well as the actual reel to reel tapes comprising the Masters will immediately revert back to the Artist.

F) Artist promises to include the following Credits in the Graphic Art design of the record: i: The BODYGUARD RECORDS.COM name and logo prominately displayed ii:
Produced By: John Rollo and Quiet Riot iii: Executive Producer: Gene Foley iv:
Mixed By: John Rollo and Quiet Riot v: Engineered By: John Rollo vi: Plus a brief "Special Thanks" section from the record company for the Company's Advisors and Staff.

G) Artist reserves the right to petition the Company for additional and mutually agreed upon finds regarding Clause 41, subsections A, B and C.

42. THIS DOCUMENT IS THE ENTIRE AGREEMENT The terms set forth in this Agreement constitute the entire Agreement between Company and Artist. All prior negotiations and understandings being merged herein. Company represents that no person acting or purporting to act on behalf of Company has made any promises or representations upon which Artist has relied, except those expressly found herein. This Agreement may only be altered by a written instrument executed by both Company and Artist. Upon the expiration or termination of this Agreement, the following Clauses of this Agreement shall survive expiration or termination:
4, 20, 22, 23, 27, 34, 37, 38, 39, 42, 43.

43. ACCEPTANCE OF TERMS Company and Artist hereby accept and agree to the terms of this Agreement, and acknowledge receipt of this Agreement. Both parties understand and agree that facsimile (fax) signatures shall constitute original signatures for all purposes relating to this Agreement.

44-A. ONE DAY GRACE PERIOD This Agreement will not be signed by the Patties until the conclusion of the first day of recording. If after the first recording session is completed, both parties mutually agree to work together under the terms set forth in this Agreement, the Artist and a Company representative will sign this Agreement before the second day of recording begins.

44-B. "DAY ONE" RECORDING & _TRAVEL EXPENSES

If either Party chooses not to sign this Agreement, for any reason whatsoever, at the conclusion of that initial recording session, Artist is not responsible for that day's recording studio bill, Mr. Rollo's airfare, hotel accomodations or any other fee or expense incurred by the Company before this Agreement was formally signed by both Artist and Company.

45. RADIO PROMOTION Company will service a minimum of two-hundred and fifty
(250) United States radio stations with the Artist's CD and press kit. Company will target a combination of appropriate College and Commercial radio stations in said radio promotion campaign. Company will also handle all follow-up calls and keep track of the respective "Charts" including Billboard, C.M.J. and Gavin. Since this campaign will be conducted "in-house," directly by the Company, Artist will not be charged with the expenses typically associated with radio promotion, such as the hiring of an independent radio promoter, postage, phone calls and office supplies. Only the cost of the 250 compact discs will be deemed recoupable, at forty percent (40%) of their cost. For example, if the compact discs cost one dollar each to manufacture, the radio campaign would cost $250. Forty percent of $250 is $100, therefore only $100 would be recoupable against the Artist.

WHEREFORE the parties have executed this Agreement as of the day and year first above written.



                             ACCEPTED AND AGREED TO

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For the Company

 138 Fulton Street
 New York, NY 10038 USA
 (212) 571-2179



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 Trauma Music, LTD.
 7657 Winnetka Avenue
 Ste 212
 Canoga Park, CA 91306
 (818) 324-5006